UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2018

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36491	68-0521411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 5, 2018, Century Communities, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders party thereto. The Amended and Restated Credit Agreement amends and restates the Credit Agreement, dated as of October 21, 2014, by and among the Company, Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders party thereto, as modified and supplemented subsequent to the date thereof.

The Amended and Restated Credit Agreement provides the Company with a revolving line of credit (the “Credit Facility”) of up to $540 million. Unless terminated earlier, the Credit Facility will mature on April 30, 2022, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. The Company may request a twelve-month extension of the maturity date, subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Amended and Restated Credit Agreement, the Company is entitled to request an increase in the size of the Credit Facility by an amount not exceeding $100 million. If the existing lenders elect not to provide the full amount of a requested increase, the Company may invite one or more other lender(s) to become a party to the Amended and Restated Credit Agreement, subject to the approval of the Administrative Agent. The obligations under the Amended and Restated Credit Agreement are guaranteed by certain of the Company’s subsidiaries.

Borrowings under the Amended and Restated Credit Agreement bear interest at a floating rate equal to the adjusted Eurodollar Rate plus an applicable margin between 2.60% and 3.10% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.60% and 2.10% per annum. The “applicable margins” described above are determined by a schedule based on the leverage ratio of the Company, as defined in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Credit Facility.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants (including limitations on the Company’s ability to grant liens, incur additional debt, pay dividends, redeem its common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Amended and Restated Credit Agreement also requires the Company to maintain: (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon the ratio of debt to tangible net worth of the Company and its subsidiaries on a consolidated basis, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon the ratio of EBITDA to cash interest expense of the Company and its subsidiaries on a consolidated basis, (iii) a consolidated tangible net worth of not less than the sum of $546 million, plus 50% of the net proceeds of any issuances of equity interests of the Company and the guarantors of the Credit Facility after March 31, 2018, plus 50% of the amount of consolidated net income of the Company and its subsidiaries, as of the last day of any fiscal quarter, (iv) liquidity of not less than $40 million as of the last day of any fiscal quarter for the Company and its subsidiaries on a consolidated basis, and (v) a risk asset ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon the ratio of the book value of all risk assets owned by the Company and its subsidiaries to the Company’s tangible net worth.

The foregoing summary of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On June 5, 2018, the Company issued a press release announcing its entry into the Amended and Restated Credit Agreement referred to in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of June 5, 2018, by and among the Company, Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders party thereto.

99.1	Press Release, dated June 5, 2018, announcing entry into the Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2018

CENTURY COMMUNITIES, INC.

By:	/s/ David Messenger
Name: David Messenger
Title: Chief Financial Officer